Exhibit 10.1

Member FDIC	P.O. Box 9 Sturgeon Bay, Wisconsin 54235-0009 Tel: 920 743-5551

December 18, 2006

PERSONAL AND CONFIDENTIAL

Mr. Steven D. Jennerjohn

5603 County Road T

Sturgeon Bay, WI 54235

Dear Mr. Jennerjohn:

This will confirm our proposal concerning the termination of your employment with Baylake Bank (the “Bank”).  Your employment by the Bank shall terminate effective December 18, 2006 (the “Separation Date”).  As we have discussed, your departure is a result of the Bank’s restructuring.  In connection with the separation, the Bank offers you the following benefits:

(1)

Unconditional Assistance Benefits.  Whether or not you choose to sign this agreement and accept the terms it contains or, having done so, exercise your rights to revoke your acceptance of these terms (described more fully in Paragraph 4(E), below), the following will apply to you:

(A)

The Bank will pay you your regular wages through the Separation Date;

(B)              The Bank will pay you for accrued vacation, if any, that you have not used as of the Separation Date;

(C)              If you participated in the Bank’s 401(k) plan, you will retain all your vested rights, if any, as of the Separation Date in that plan and will receive all payments due you under the terms of that plan; and

(D)

If, as of the Separation Date, you were a participant in the Bank’s group health insurance plan, the Bank will provide you and, if you presently have family coverage, your eligible dependents, with the right to participate, at your own expense, in the plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Unless you and, if applicable, your eligible dependents exercise these rights in a timely manner, coverage under the

Helping Build The Good LifeTM

Mr. Steven Jennerjohn

December 18, 2006

Bank’s group health insurance plan will cease as of the Separation Date.   As of the Separation Date, you will cease to participate in all other Bank benefit plans.

Any payments described in Paragraph 1(A), above, will be subject to all applicable deductions for income and employment taxes and will be made to you no later than the time required by applicable law.

(2)

Conditional Severance Payment.   In consideration of your undertakings set forth in Paragraph 3, below, and conditioned upon (i) your acceptance of the terms contained in this agreement, and (ii) your decision not to exercise your revocation rights (described in Paragraph 4(E), below), the Bank will:

(A)              Pay you $119,422.80, which is equivalent to 45 weeks of your current regular base wages (1.5 weeks per year of employment with the Bank), to be paid in installments in accordance with the Company’s regular payroll practices, beginning on the first regular Bank pay date which occurs at least five (5) business days after expiration of the Revocation Period (defined below).  For unemployment compensation purposes, you agree and acknowledge that the severance payments provided under this Paragraph 2 are allocated to the 45 full workweeks immediately following payment of the severance payment provided in this Paragraph 2, that you will immediately advise the applicable unemployment compensation division of your receipt of such payment, and that you may be ineligible to collect unemployment compensation benefits during that 45-week period following your receipt of such payment.  The severance payments provided in this Paragraph 2 will be subject to normal deductions for income and employment taxes.

(B)              Payment of a Management Bonus for 2006 in the amount of $5,520.00.

(C)              184 hours of earned vacation will be paid to you.

(D)              Reimburse you for the cost of continuing participation in the Bank’s group health insurance plan, under COBRA, for a period of three months following the Separation Date.

(D)

Provide you with outplacement services for three (3) months through the HS Group at a cost to the Bank not to exceed $5,000.

(3)

Your Undertakings.  In exchange for the benefits provided to you under Paragraph 2, above, you agree as follows:

(A)

For valuable consideration from the Bank, as stated above, you, for you and your heirs, personal representatives, successors and assigns, hereby release all claims of whatever nature that you may have against Baylake Bank, and its holding company, Baylake Corp., and their affiliates, subsidiaries, predecessors, successors and assigns and their insurers, agents, representatives, officers, administrators, directors, principals and employees (collectively "Releasees"), which arise on or before the date you sign this agreement (including, but not limited to any claims arising out of or in any manner based

Mr. Steven Jennerjohn

December 18, 2006

upon or related to the employment relationship between you and the Bank, and your separation from that employment, and from all other claims or liabilities of any nature whatsoever which have arisen from any occurrence, transaction, omission or communication which transpired or occurred at any time on or before the date of this agreement); provided however, that this agreement will not prevent any party from asserting a claim against the other party in the event the other party breaches this agreement.  Without limitation to the foregoing, you specifically release, waive and forever discharge the Releasees from and against all liabilities, claims, actions, demands, damages and costs of every nature, whether known or unknown, asserted or unasserted, which arise under any wage and hour laws; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990, as amended; the Fair Labor Standards Act; the Equal Pay Act; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefits Protection Act; the WARN Act or state plant closing laws; state or federal parental, family and medical leave acts; the National Labor-Management Relations Act; the Occupational Safety and Health Act; or arising under any other local, state or federal statute, ordinance, regulation or order, or which involve a claim or action that in any way relates to wrongful discharge, discrimination, compensation, bonuses, commissions, lost wages, unused accrued vacation or sick pay, the design or administration of any employee benefit plan or program, emotional distress, breach of contract (express or implied) and/or any other tort or common law cause of action, or any claims to attorneys’ fees or other indemnities.  You should not construe this reference to specific claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Paragraph 3(A).  This release does not apply to claims for benefits under any applicable worker’s compensation law. This waiver and release does not affect those rights or claims that arise after the execution of this agreement;

(B)

You agree that, as of the Separation Date, you have returned to the Bank all of its equipment and property and all of the equipment and property of its present and former officers, directors, stockholders, partners, members, agents, employees and customers which you possess or over which you have direct or indirect control, including, but not limited to, all monies, records, files and documents, credit cards, office keys, Bank vehicles, cellular telephones, computer equipment and electronically encoded information such as computer disks, etc., without any originals or copies being kept by you or conveyed to any other person;

(C)

You agree that, except as may required by law, this agreement, and its terms and provisions, are strictly confidential and shall not be divulged or disclosed in any way to any person other than your spouse, legal counsel, or tax advisor.  Should you choose to divulge the terms and conditions of this agreement to your spouse, legal counsel or tax advisor, you shall insure that they will be similarly bound to keep the same confidential.  This provision shall not prevent you from disclosing such matters in testifying in any hearing, trial or other legal proceeding where you are required to do so;

Mr. Steven Jennerjohn

December 18, 2006

(D)

You agree not to engage in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Bank or any of the Releasees.  Nothing contained in this Paragraph 3(D) shall preclude you from providing truthful testimony pursuant to subpoena or other legal process;

(E)

You acknowledge that the Bank has created and maintains at great expense strategic plans, methods, products, procedures, processes, techniques, financial information, customer lists, pricing policies, personnel data, marketing strategies and other similar confidential and proprietary information, and has received from its customers certain confidential and proprietary information (collectively, the “Confidential Information”).  The parties further acknowledge that the Bank has taken and will continue to take actions to protect this Confidential Information.  Accordingly, you agree that until the sooner of (i) such time as the Confidential Information becomes generally available to the public through no fault of you or any other person under a duty of confidentiality to the Bank, (ii) such time as the Confidential Information no longer provides a benefit to the Bank, or (iii) two (2) years after the termination of your employment with the Bank, you will not, in any capacity, use, or disclose, or cause to be used or disclosed, any Confidential Information you acquired while employed by the Bank.  Nothing in this paragraph shall be construed to constitute a waiver or limitation by the Bank of any of its rights to protect specific items of its confidential information which constitute “trade secrets” under state or other trade secret law, or a release of or limitation on your legal obligations not to disclose or misappropriate any such trade secrets during or at any time after your employment with the Bank.

(F)

You agree that for 24 months following the Separation Date, you will not, on behalf of a Competitor (as herein defined),  directly or indirectly, solicit or attempt to solicit any business from any Restricted Customer (as herein defined) which, in any manner, competes with the services or products offered by the Bank, or divert or attempt to divert any Restricted Customer’s business from the Bank.  The term “Restricted Customer” shall mean any individual or entity for whom/which the Bank provided services and with whom/which you had contact with on behalf of the Bank during the 18 months preceding the Separation Date or about whom/which you obtained Confidential Information during the 18 months preceding the Separation Date.  The term “Competitor” shall mean any individual or entity which is in the business of lending money to individuals or businesses and which has a branch location in Door, Brown, Kewaunee or Outagamie Counties, Wisconsin.

 (G)

You warrant and represent that you have not filed any pending complaint, charge, claim or grievance concerning any matter released herein against the Bank or any other Releasee with any local, state or federal agency, court or commission, and that if any agency, commission or court assumes jurisdiction of any such complaint or charge on your behalf, you will request that agency, commission or court to dismiss such proceeding.

Mr. Steven Jennerjohn

December 18, 2006

(4)

Acceptance and Revocation Procedures.  The Bank wishes to ensure that you voluntarily agree to the terms contained in this agreement and do so only after you fully understand them.  Accordingly, the following procedures shall apply:

(A)

You agree and acknowledge that you have read this agreement, understand its contents, and may agree to the terms of this agreement by signing and dating it and returning the signed and dated document, via mail, hand delivery, or overnight delivery, so that it is received by Ms. Sharon Haines, Baylake Bank, P.O. Box 9, Sturgeon Bay, Wisconsin 54235 on or before the forty-sixth (46th) calendar day after you receive it.  The sooner you sign this agreement, the sooner you will receive the benefits described in Paragraph 2, above;

(B)

You agree and acknowledge that you have been advised by the Bank to consult with an attorney prior to signing this agreement;

(C)

You agree and acknowledge that this agreement provides you with benefits from the Bank which, in their totality, are greater than those to which you otherwise would be entitled;

(D)

You understand that this agreement, at Paragraph 3(A), above, includes a final general release, including a release of all claims under the Age Discrimination in Employment Act, and you agree and acknowledge that you have been provided with a copy of Exhibit A, which is attached hereto and incorporated herein, which includes a listing of the ages and job titles of persons that were selected and were not selected for employment termination;

(E)

You understand that you have seven (7) calendar days after signing this agreement within which to revoke your acceptance of it (“Revocation Period”).  Such revocation will not be effective unless written notice of the revocation is, via mail, hand delivery, or overnight delivery, directed to and received by Ms. Sharon Haines, Baylake Bank, P.O. Box 9, Sturgeon Bay, Wisconsin 54235 on or before 5:00 p.m. Central Time on the tenth (10th) calendar day following the date you signed this agreement;

(F)

This agreement will not be binding or enforceable unless you have signed and delivered it as provided in Paragraph 4(A) above, and have chosen not to exercise your revocation rights, as described in Paragraph 4(E), above.  If you give timely notice of your intention to revoke your acceptance of the terms set forth in this agreement, this agreement shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this agreement’s terms, shall be restored; and

(G)

You represent and warrant to the Bank that, in the event you choose to accept the terms of this agreement by signing it, the date and time appearing above your name on the last page of this agreement shall be the actual date and time on which you  have signed the agreement.  Notwithstanding your failure to execute this agreement or

Mr. Steven Jennerjohn

December 18, 2006

your revocation of this agreement in accordance with Paragraph 4(E) above, the terms of Paragraph 1, above, will continue to apply.

(5)

Miscellaneous.  Should you accept the terms of this agreement, its terms will be governed by the following:

(A)

You understand and agree that this agreement constitutes the complete understanding between you and the Bank concerning all matters affecting your employment with the Bank and the termination thereof.  If you accept this agreement, it supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, any Bank personnel documents, handbooks, policies, incentive or bonus plans or programs, and any prior customs or practices of the Bank.  You acknowledge and agree that no representations or commitments were made by the parties to induce this agreement other than as expressly set forth herein.  This agreement may not be modified or supplemented except by a subsequent written agreement signed by the party against whom enforcement is sought;

(B)

Neither this agreement nor any action taken by the Bank pursuant to it shall, in any way, be construed as an admission by the Bank;

(C)

This agreement shall be binding upon the parties hereto and their respective successors and assigns; and

(D)

In the event that you breach any provision of this agreement, you agree that the Bank may suspend all additional payments under this agreement, recover any damages suffered as a result of such breach and recover from you any reasonable attorneys’ fees or costs it incurs as a result of your breach.  In addition, you agree that the Bank may seek injunctive or other equitable relief as a result of a breach by you of any provisions of this agreement;

(E)

It is understood and agreed that the provisions of this agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions herein shall not affect the validity and enforceability of the other provisions herein; and

(F)

It is understood and agreed that you are responsible for paying any taxes on the amounts that you receive because you signed this agreement and you agree that the Company is to withhold all taxes it determines it is legally required to withhold.

This agreement is intended to resolve all outstanding issues between you and the Bank in a comprehensive manner.  If you have any questions concerning the terms or conditions of this agreement, feel free to contact Sharon Haines at (920) 743-5551.

Mr. Steven Jennerjohn

December 18, 2006

BAYLAKE BANK

By: /s/ Robert J. Cera

Robert J. Cera

President/COO

I agree with and accept the terms contained in

this agreement and agree to be bound by them.

Dated this 30th day of January, 2007.

Time:    7:00 A.M.

/s/ Steven D. Jennerjohn

Steven D. Jennerjohn

EXHIBIT A

(A)

The decisional unit considered in connection with this employment termination program is the Executive Vice Presidents, Senior Vice Presidents and Vice Presidents of the Bank.

(B)

All Bank employees whose positions were eliminated by the Bank’s restructuring occurring on December 18, 2006 are eligible to participate in the employment termination program.  Such individuals will be provided by the Bank with a copy of a Severance Agreement and Release.  The decision to eliminate positions was based on the Bank’s economic and operational needs.

(C)

All persons who are being offered consideration under a severance agreement must sign the agreement and return it to the Bank as specified in the agreement.  Once the agreement is signed, employees have seven (7) calendar days to revoke their acceptance of the severance agreement.

(D)

Below is a listing of the ages and job titles of persons in the decisional unit (described above) who were and were not selected for employment termination and the offer to participate in the employment termination program, of which this agreement is a part.  Those who were selected for employment termination and the offer to participate in the employment termination program are indicated by an * on the listing.

JOB TITLE	AGE
EVP, Wealth Services/Bank-wide Marketing/Sales Division	54
EVP, Business Services/Lending	58
EVP, Information Technology/Chief Information Officer	49
EVP, Administration/Chief Administration Officer	48
EVP, Retail Division	54
Bay Region Market President	48
Central Region Market President	51

SVP, Marketing Division	43
SVP,Human Resources Division	58

SVP, Accounting/Chief Financial Officer	52 *
SVP, Finance	44
SVP, Risk Management	52
SVP, Commercial Loans	52
SVP, Trust Division	51
SVP, Baylake Investments	54

VP, Commercial Loan Officer	33
VP, Commercial Loan Officer	45
VP, Commercial Loan Officer	63
VP, Commercial Loan Officer	37
VP, Commercial Loan Officer	42
VP, Compliance Officer	64
VP, Commercial Loan Officer	36
VP, Director of Retail – Door	48
VP, Director of Retail – Bay	48
VP, Director of Retail – Lakeshore	47
VP, Director of Retail – Central	53
VP, Ag/Commercial Loan Officer	42
VP, Cash Management Officer	33
VP, Private Banking Officer	31
VP, Director of Client Services	43
VP, Retail/Mortgage Loan Manager (Support)	58
VP, Retail Lender/Business Development Officer	47
VP, Retail Mortgage Loan Manager (Sales)	41